EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH
DEUTSCHE BANK TRUST COMPANY AMERICAS
60 Wall Street
New York, New York 10005

March 22, 2018

SunPower Corporation and
SunPower Corporation, Systems
77 Rio Robles
San Jose, California 95134
Attention: Shawn Fitzgerald, VP, Treasurer

Ladies and Gentlemen:

Reference is made to the Continuing Agreement for Standby Letters of Credit and Demand Guarantees dated June 29, 2016 (as amended, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”) among SunPower Corporation, a Delaware corporation (the “Applicant”), SunPower Corporation, Systems, a Delaware corporation (the “Subsidiary Applicant” and, together with the Applicant, the “Applicant Parties”), Deutsche Bank AG New York Branch (“DBAGNY”), and Deutsche Bank Trust Company Americas (“DBTCA”, and together with DBAGNY, the “Issuer”). Unless the context requires otherwise, capitalized terms used herein without definition shall have the meanings ascribed to them in the Reimbursement Agreement.

Each Applicant Party has advised the Issuer, and the Issuer hereby acknowledges, that one or more Credits issued under the Reimbursement Agreement at an Applicant Party’s request may remain outstanding after the Scheduled Termination Date (each such Credit, an “Outstanding Credit”). Each Applicant Party has further advised the Issuer that it intends to replace one or more Outstanding Credits with one or more letters of credit issued under a separate credit facility.

In connection therewith, each Applicant Party hereby acknowledges and agrees that (a) the Commitment Period shall terminate on the Final Termination Date, (b) after the Final Termination Date, the Issuer shall have no obligation to issue, amend, increase, or extend any Credit (including any Outstanding Credit), (c) if the Issuer elects, in its sole and absolute discretion, to issue, amend, increase, or extend any Credit (including any Outstanding Credit) after the Final Termination Date, the rights and obligations of the parties to the Reimbursement Agreement in respect of each such Credit (including each Outstanding Credit) shall continue to be governed by and subject to the terms and conditions of the Reimbursement Agreement, (d) during the continuance of any Event of Default and after the Final Termination Date, the Issuer shall have all the rights and remedies provided in the Reimbursement Agreement (including Section 18 thereof), which rights and remedies include the right to declare the amount of each Outstanding Credit and any other Obligations then outstanding or accrued to be due and payable by the applicable Applicant Party immediately, in which case such Applicant Party shall pay the applicable amount to the Issuer to be applied to pay any matured Obligations and held as cash collateral in a non-interest bearing account for any contingent Obligations, and (e) nothing in this letter agreement limits, impairs, or waives, or shall be deemed to limit, impair, or waive, any or all rights or remedies of the Issuer arising under or in connection with the Reimbursement Agreement, all of which rights and remedies are expressly reserved by the Issuer.

Each Applicant Party hereby represents and warrants, and where applicable covenants and agrees, that (a) (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the power and authority to carry on its business; (ii) its execution, delivery and performance of this letter agreement, (A) are within its powers, (B) have been duly authorized, (C) do not contravene any charter provision, by-law, resolution, contract or other undertaking binding on or affecting it or any of its properties, (D) do not violate any applicable domestic or foreign law, rule or regulation (including any Anti-Corruption Law or Anti-Terrorism Law), or any order, writ, judgment, decree, award or permit of any arbitration tribunal, court or other governmental authority applicable to it or any of its properties, and (E) do not require any notice, filing or other action to or by any governmental authority (other than those that have been made or obtained and are in full force and effect); and (iii) this letter agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) no Event of Default has occurred and is continuing nor would any Event of Default exist immediately after giving effect to this letter agreement and the transactions contemplated hereby, and (c) the representations and warranties of each Applicant Party appearing in the Reimbursement Agreement were true and correct in all material respects as of the date when made, and, immediately after giving effect to this letter agreement and the transactions contemplated hereby, such representations and warranties continue to be true and correct in all material respects with the same effect as if made on the date hereof, except to the extent that such representations and warranties expressly refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

At any time and from time to time, upon the written request of the Issuer, and at the cost and expense of the Applicant Parties, each Applicant Party shall promptly execute, acknowledge and/or deliver all such further instruments and agreements and take such further actions as may be reasonably necessary or appropriate to more fully implement the purposes of this letter agreement, the Reimbursement Agreement, or the other Loan Documents.

The Reimbursement Agreement, after giving effect to this letter agreement, and each application for a Credit previously delivered under the Reimbursement Agreement are hereby ratified and confirmed and shall continue in full force and effect. All references to the Reimbursement Agreement in the Loan Documents or any application for a Credit previously delivered under the Reimbursement Agreement shall be deemed to be references to the Reimbursement Agreement after giving effect to this letter agreement and as the same may be further amended, supplemented or otherwise modified from time to time.

The provisions of Sections 21 (Notices, etc.), 22 (Successors and Assigns), 23 (Modification; No Waiver), 24 (Entire Agreement; Remedies Cumulative), 26 (Governing Law, etc.), 27 (Jurisdiction, Service of Process, etc.) and 28 (Jury Trial Waiver) of the Reimbursement Agreement shall apply, mutatis mutandis, to this letter agreement. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this letter agreement.

[Signature page follows]

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Anthony F. Calabrese
Name:	Anthony F. Calabrese
Title:	Director

By:	/s/ Christopher J. Shaw
Name:	Christopher J. Shaw
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Anthony F. Calabrese
Name:	Anthony F. Calabrese
Title:	Director

By:	/s/ Christopher J. Shaw
Name:	Christopher J. Shaw
Title:	Vice President

Accepted and agreed to as of
the date first above written:

SUNPOWER CORPORATION		SUNPOWER CORPORATION

By:	/s/ Shawn Fitzgerald	By:	/s/ Charles Boynton
Name:	Shawn Fitzgerald	Name:	Charles Boynton
Title:	VP, Finance, and Treasurer	Title:	EVP and CFO

SUNPOWER CORPORATION, SYSTEMS		SUNPOWER CORPORATION, SYSTEMS

By:	/s/ Shawn Fitzgerald	By:	/s/ Charles Boynton
Name:	Shawn Fitzgerald	Name:	Charles Boynton
Title:	Treasurer	Title:	CFO